Filed pursuant to Rule 424(b)(7)

Registration No. 333-205436

PROSPECTUS SUPPLEMENT

To Prospectus dated July 1, 2015

(incorporated in England and Wales)

7,202,602 Ordinary Shares

This prospectus supplement updates and amends certain information contained in the prospectus dated July 1, 2015 (the “Prospectus”) covering the resale by selling shareholders of an aggregate amount of up to 7,202,602 ordinary shares of Abengoa Yield plc that may be offered from time to time. This prospectus supplement is not complete without, and may not be utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

Our ordinary shares are listed on the NASDAQ Global Market under the symbol “ABY.” On August 27, 2015, the last reported sales price of our ordinary shares on the NASDAQ Global Market was $21.89 per share.

Investing in our ordinary shares involves certain risks. See “Risk Factors” beginning on page S-8 of the Prospectus before you make your investment decision and in our reports filed from time to time with the Securities and Exchange Commission.

You should carefully read this prospectus supplement and the Prospectus, together with the documents we incorporate by reference, before you invest in our ordinary shares.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated August 28, 2015

About This Prospectus Supplement

This prospectus supplement is being filed to amend and supplement the information that appears under the caption “Selling Shareholders” in the Prospectus. Capitalized terms that are not defined in this prospectus supplement are defined in the Prospectus.

S-1

Selling Shareholders

We are amending the Selling Shareholder table in the Prospectus to amend and include the additional selling shareholders listed below.

Selling Shareholder(1)	Principal Amount of Exchangeable Notes	Percentage of Exchangeable Notes Outstanding	Number of Ordinary Shares Beneficially Owned Prior to the Offering(2)	Maximum Number of Ordinary Shares to be Offered	Number of Ordinary Shares Beneficially Owned After the Offering(3)	Percentage of Ordinary Shares Beneficially Owned After the Offering(3)(4)
Delaware Diversified Income Fund, a series of Delaware Group® Adviser Funds(5)(6)	$3,400,000	1.2%	87,314.72	87,314.72	—	—
Delaware Corporate Bond Fund, a series of Delaware Group® Income Funds(5)(6)	$5,000,000	1.8%	128,404.00	128,404.00	—	—

*	Less than 1%.

(1)	Information regarding the selling shareholders may change from time to time. Any such changed information will be set forth in a prospectus supplement if required.

(2)	Based on an initial conversion rate of 5,136.16 ordinary shares per for each $200,000 in principal amount of Exchangeable Notes. The indenture governing the Exchangeable Notes provides for an adjustment to the conversion rate in the event of certain dilutive events, inter alia, share sub divisions, consolidations or redenominations, rights issues, bonus issues, dividends and reorganizations.Assumes the selling shareholder sells all of its ordinary shares offered pursuant to this prospectus supplement.

(3)	Based on a total of 100,217,260 ordinary shares outstanding as of August 27, 2015.

(4)	Assumes the selling shareholder sells all of its ordinary shares offered pursuant to this prospectus supplement.

(5)	The selling shareholder is not an affiliate (as defined in the Investment Company Act of 1940) of a registered broker-dealer. However the investment adviser to the selling shareholder, which is an affiliate of the selling shareholder, is an affiliate of Delaware Distributors, L.P., which is the underwriter of the selling shareholder’s shares, and several other broker-dealers.

(6)	The selling shareholder is an investment company, or a subsidiary of an investment company, subject to the Investment Company Act of 1940.

S-2

7,202,602 Ordinary Shares

Prospectus Supplement

August 28 2015